                                                                   EXHIBIT 10.13
                                                                   -------------

                AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT
                ------------------------------------------------


     THIS AGREEMENT (the "Restated Agreement"), effective as of the 1st day of April, 1993, (the "Effective Date") by and between the CORNELL RESEARCH FOUNDATION, INC., having offices at Cornell Business & Technology Park, 20 Thornwood Drive, Suite 105, Ithaca, New York 14850 (hereinafter referred to as "FOUNDATION") and GENVEC, INC., having offices at 12111 Parklawn Drive, Rockville, Maryland 20852 (hereinafter referred to as "LICENSEE").


                         W I T N E S S E T H  T H A T:
                         - - - - - - - - - -  - - - -

     WHEREAS, FOUNDATION is a wholly owned subsidiary corporation of Cornell University and holds the ownership interests of patents issued on inventions made by Cornell University's staff and administers licenses in a manner consistent with the patent policy of Cornell University;

     WHEREAS, FOUNDATION represents that it is assignee of the patents and/or patent applications included within the Sponsored Research Intellectual Property (as defined below) and any patents issuing thereon and has the right to grant licenses under said patents and/or patent applications and patents issuing thereon;

     WHEREAS, LICENSEE and FOUNDATION previously entered into that certain Sponsored Research Agreement effective as of May 18, 1993 (the "Prior Crystal Sponsored Research Agreement"), pursuant to which LICENSEE agreed to fund certain research conducted under the supervision of Dr. Crystal at the Cornell University Medical College ("CUMC").

     WHEREAS, LICENSEE and FOUNDATION previously entered into that certain Sponsored Research Agreement effective as of July 10, 1995 (the "Prior Falck-Pedersen Sponsored Research Agreement"), pursuant to which LICENSEE agreed to fund certain research conducted under the supervision of Dr. Falck-Pedersen at the Cornell University Medical College.

     WHEREAS, LICENSEE and FOUNDATION intend to supersede the Prior Crystal Sponsored Research Agreement with a further Sponsored Research Agreement pursuant to which LICENSEE expects to fund certain research conducted under the supervision of Dr. Crystal at the Cornell University Medical College, and LICENSEE and FOUNDATION may enter into other agreements pursuant to which LICENSEE may support the conduct of research at Cornell University Medical College and its affiliated clinical entities.

     WHEREAS, FOUNDATION has previously granted to LICENSEE an exclusive license under (i) FOUNDATION's rights included in the Sponsored Research Intellectual Property (as defined in the Prior Crystal Sponsored Research Agreement) including the Designated Inventions,


[*]=CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Biological Material and Technical Information and related intellectual property rights subject to that certain License Agreement entered April 1, 1993, and (ii) under FOUNDATION's rights in the Subject Inventions (as defined in the Prior Falck-Pedersen Sponsored Research Agreement) including the Designated Inventions, Biological Material and Technical Information and related intellectual property rights subject to that certain License Agreement entered July 10, 1995;

     WHEREAS, FOUNDATION and LICENSEE wish to amend and restate the License Agreements and to include under this Restated Agreement exclusive, worldwide licenses under the discoveries and inventions embodied in the Sponsored Research Intellectual Property Rights (as defined below);

     WHEREAS, as a benefit of funding such research, FOUNDATION is willing to grant to LICENSEE an exclusive license under FOUNDATION's rights in such Sponsored Research Intellectual Property Rights upon the terms and conditions hereinafter set forth;

     WHEREAS, the work leading to the Sponsored Research Intellectual Property was supported in part by an agency of the U.S. Government, FOUNDATION is obligated to comply with the U.S. Office of Management & Budgets Circular No. A-124, or 37 CFR Part 401; and

     WHEREAS, such FOUNDATION and LICENSEE have entered into a Warrant Agreement on even date herewith, pursuant to which LICENSEE shall provide to FOUNDATION warrants to purchase shares of GenVec stock, in accordance with the terms and conditions therein.

     NOW, THEREFORE, in consideration of the covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:


                                       I

                                  DEFINITIONS
                                  -----------

     The following definitions will apply throughout this Restated Agreement:

     1.1  "Affiliate" shall mean any corporation or other entity which is
           ---------
directly or indirectly controlling, controlled by or under the common control of a party hereto. For the purpose of this Restated Agreement, "control" shall mean the direct or indirect ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of the subject entity to elect directors, or if not meeting the preceding, any entity owned or controlled by or owning or controlling at the maximum control or ownership rights permitted in the country where such entity exists.

     1.2  "Biological Research Materials" shall mean any protein, gene, gene
           -----------------------------
vector, plasmid or other construct, cell line, hybridoma, antibody or other biological material or derivative or analogs thereof, created by one or more employees of Cornell University and arising out of the Sponsored Research conducted pursuant to any of the Sponsored Research Agreements (except to the extent such biological material is subject to the Material Transfer Agreement). It is understood and agreed that the Biological Research Materials shall include, without limitation, the Biological Materials (as defined in the Prior Sponsored Research Agreements and/or License Agreements).

     1.3  "Confidential Information" shall mean (i) any proprietary or
           ------------------------
confidential information or material in tangible form disclosed hereunder that is marked as "Confidential" at the time it is delivered to the receiving party, or (ii) proprietary or confidential information disclosed orally hereunder which is identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing within thirty (30) days by the disclosing party.

     1.4  "LICENSEE" shall mean GenVec, Inc. and its Affiliates.
           --------

     1.5  "License Year" shall mean each twelve (12) month period beginning on
           ------------
the effective date of this Restated Agreement first written above and thereafter on the anniversary date thereof.

     1.6  "Licensed Application" shall mean any U.S. patent application within
           --------------------
the Sponsored Research Intellectual Property Rights and any continuation, continuation-in-part, or divisional applications thereof, as well as foreign counterparts thereof.

     1.7  "Licensed Patent" shall mean any U.S. Patent issuing from a Licensed
           ---------------
Application, and all extensions, reissues and re-examinations thereof, as well as foreign counterparts thereof.

     1.8  "Licensed Product" shall mean any product, composition or material,
           ----------------
within the scope of a Valid Claim, or which incorporates, in material part, Biological Research Materials.

     1.9  "Material Transfer Agreement" shall mean that certain Material
           ---------------------------
Transfer Agreement entered by LICENSEE and Cornell University Medical College effective as of December 19, 1996.

     1.10 "Net Sales Price" shall mean the gross amount received by LICENSEE or
           ---------------
its sublicensees in arm's length sales to third parties of Licensed Products, after deduction of the following items to the extent such items are incurred and do not exceed reasonable and customary amounts for each such item in the market in which such sale occurred:

          1.10.1 trade, cash and quantity discounts or rebates, actually allowed or taken;

          1.10.2 credits or allowances given or made for rejection or return of, and for uncollectible amounts on, previously sold Licensed Products or for retroactive price reductions;

          1.10.3 any separately invoiced tax, duty or other government charge (other than an income tax) levied on the sale, transportation or delivery of a Licensed Product and borne by the seller thereof; and

          1.10.4 any separately invoiced charges for freight, packaging and insurance.

Net Sales Price shall not include sales or transfers between LICENSEE and its subsidiaries, Affiliates or sublicensees, except that where such subsidiary, Affiliate or sublicensee utilizes the Licensed Products for the performance of commercial services for third party customers, Net Sales Price shall be based on subsequent final sales of such Licensed Products to third parties by such Affiliates or sublicensees, unless the intermediate sales price to a sublicensee is higher than the subsequent final Sales Price, in which case the intermediate Sales Price shall control.

     1.11 "Sponsored Research Agreements" shall mean the Prior Sponsored
           -----------------------------
Research Agreements and the Other Sponsored Research Agreements.

          1.11.1 "Prior Sponsored Research Agreements" shall mean each of the
                  -----------------------------------
Prior Crystal Sponsored Research Agreement and the Prior Falck-Pedersen Sponsored Research Agreement.

          1.11.2 "Other Sponsored Research Agreements" shall mean any Sponsored
                  -----------------------------------
Research Agreement entered by LICENSEE and FOUNDATION (or its affiliated clinical entities) after December 31, 1997.

     1.12 "Sponsored Research Intellectual Property Rights" shall mean
           -----------------------------------------------
individually and collectively, all patent applications, patents, and patentable discoveries and inventions arising, in whole or in part, out of the Sponsored Research conducted pursuant to any of the Sponsored Research Agreements that are first conceived or discovered and/or reduced to practice (i) by one or more employees of the University, or (ii) jointly by one or more employees of the University and by one or more employees of the Sponsor, or (iii) by one or more inventors not employed in Dr. Crystal's laboratory (if funds from Sponsor Payments have been directly utilized to make such invention), and all Biological Research Materials and Technical Information. The parties expect that due to the level of Sponsor Payments provided by the Sponsor will include, but not be limited to, all Gene Therapy inventions first conceived or discovered and/or reduced to practice in Dr. Crystal's laboratory will fall with the definition of "Sponsored Research Intellectual Property Rights." For the avoidance of doubt, it is understood and agreed that the Sponsored Research Intellectual Property Rights shall include, without limitation, the Sponsored Research Intellectual Property (as defined in the Prior Crystal Sponsored Research Agreement) and Subject Inventions (as defined in the Prior Falck-Pedersen Sponsored Research Agreement). Neither this definition, nor any other provision of this Restated License Agreement or any Sponsored Research Agreement, shall give the Sponsor any rights in any patent application, patent, patentable discovery or invention first conceived or discovered and/or reduced to practice except as described above, or directly or indirectly related to or arising out of Dr. Crystal's duties and responsibilities for Medical College programs outside Dr. Crystal's laboratory including the CUMC gene therapy core (provided no Sponsor Payments are used in connection with such activities); provided, however, that the foregoing shall not affect the Sponsor's right to have an opportunity to negotiate with a third-party joint inventor without prior obligations to Sponsor.

     1.13 "Technical Information" shall mean and include all technical
           ---------------------
information, developments, discoveries and know-how, methods, techniques, formulae, processes, and other information conceived and/or discovered and/or reduced to practice in connection with research conducted pursuant to any of the Sponsored Research Agreements. "Technical Information" shall exclude any of the foregoing that are included within a claim of a Licensed Patent or a Licensed Application or which are Biological Research Materials.

     1.14 "Valid Claim" shall mean a claim of an issued and unexpired patent or
           -----------
a claim of a pending patent application which has not been held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction and has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise; provided, however, that if any holding of invalidity, unenforceability or unpatentability is later reversed by a court or agency with overriding authority, the relevant claim shall be reinstated as a Valid Claim hereunder with respect to sales made after the date of such reversal. Notwithstanding the foregoing provisions of this Section 1.14, if a claim of a pending patent application has not issued as a claim of an issued patent, within * after the date from which such claim takes priority, such pending claim shall not be a Valid Claim for purposes of this Agreement unless and until a patent issues including such claim.


                                      II

                                     GRANT
                                     -----

     2.1 Subject only to the prevailing rights of and obligations to the U.S. Government with respect to ownership of intellectual property derived in the course of federally sponsored research, including, without limitation, any such rights and obligations set forth in 37 CFR Part 401, should they exist, FOUNDATION hereby grants to LICENSEE for the term set forth below and under the royalty basis set forth below, an exclusive license under the Sponsored Research Intellectual Property Rights (and related Licensed Applications and Licensed Patents) to make, have made, use, lease, import, have imported, offer for sale, sell and otherwise exploit Licensed Products in the United States and throughout the world, with the right to grant sublicenses, as set forth in Article XII infra; or a semi-exclusive license in the case of an invention within the
-----
Sponsored Research Intellectual Property Rights invented jointly with a third party, since while FOUNDATION is obligated to license "exclusively" to LICENSEE the rights obtained by FOUNDATION through the inventive activity of Dr. Crystal, and/or employees of Cornell University in the course of Sponsored Research, FOUNDATION is not obligated to license to LICENSEE rights obtained by a third-party inventor, thus creating a semi-exclusive license situation, unless LICENSEE in a separate agreement acquires the exclusive rights of the third party inventor, so as to create a bundle of rights which together comprise an "exclusive license". The term "exclusive license" as used hereinabove shall mean that FOUNDATION shall not issue a license to another, nor will FOUNDATION make, use or sell Licensed Products, within the period of exclusivity set forth hereinafter or any agreed upon extension thereof and FOUNDATION shall not knowingly take, and shall make reasonable efforts to cause CUMC and all personnel engaged by the University not to take, any actions inconsistent with the grant of such an exclusive license;

     2.2 FOUNDATION shall retain the nontransferable right to practice the Sponsored Research Intellectual Property Rights for its internal, academic, non-commercial research.

     2.3 Promptly following execution of this Agreement, FOUNDATION shall transfer to LICENSEE a sufficient quantity of the Biological Research Materials existing as of the Effective Date, and thereafter as Biological Research Materials are developed, in each case, as are reasonable and necessary for LICENSEE to establish a viable culture of such Biological Research Materials. LICENSEE shall reimburse FOUNDATION for the reasonable out-of-pocket costs incurred by FOUNDATION in transferring the Biological Research Materials to LICENSEE.


                                      III

                                  TO HAVE MADE
                                  ------------

     3.1 The right of LICENSEE and its sublicensees to make Licensed Products includes the right to have made Licensed Products by contract with third parties. Such contractual arrangements with third parties shall be subject to and conditioned upon appropriate supervision and quality assurance and control of the third party by LICENSEE and the third party shall be bound in writing to respect all rights of FOUNDATION and to supply any production of Licensed Products made by such third party exclusively to LICENSEE or a sublicensee of LICENSEE.


                                       IV

                      FOREIGN PATENTS AND PAYMENT OF COSTS
                      ------------------------------------

     4.1 As the opportunity to file foreign counterpart applications of Licensed Applications exists, LICENSEE may designate foreign countries where counterpart applications shall be filed and FOUNDATION shall ensure that such patent applications are timely filed in such designated countries. FOUNDATION will use counsel reasonably acceptable to LICENSEE in connection with the preparation and filing of such Licensed Applications. FOUNDATION shall direct such counsel to provide LICENSEE an opportunity to review and comment on all papers to be filed with any patent office at least fifteen (15) business days before such filing, and to include in such paper any arguments and claims as LICENSEE may request, and to promptly provide to LICENSEE copies of any documents received from any patent office relating to the Licensed Applications.

     4.2 LICENSEE agrees to pay for all reasonable and customary expenses incurred in the preparation, filing, prosecution, renewal and continuation of Licensed Patents and Licensed Applications in said designated countries including all taxes, official fees and attorney's fees. Notwithstanding the foregoing, LICENSEE may elect in writing to be released from its license any such Licensed Patents and/or Licensed Applications at any time, in which event it shall thereafter have no obligation to reimburse FOUNDATION for any future expenses relating to such patent or patent application.

                                       V

                              PAYMENT OF U.S. FEES
                        AND CONTINUING PROSECUTION COSTS
                        --------------------------------

     5.1 Where renewal fees are due on a licensed United States patent within the Sponsored Research Intellectual Property Rights and LICENSEE remains exclusively licensed, LICENSEE agrees to reimburse FOUNDATION for the costs of said renewal within thirty (30) days of notice thereof to LICENSEE by FOUNDATION.

     5.2 Where Licensed Applications are pending in the United States, LICENSEE agrees to pay all reasonable prosecution costs for such applications at least through an appeal to the U.S. Patents & Trademark Office Board of Appeals, if the parties agree such an appeal is appropriate.

     5.3 LICENSEE agrees to pay for all reasonable and customary expenses incurred in the preparation, filing, prosecution, renewal and continuation of Licensed Patents and Licensed Applications in the United States including all taxes, official fees and attorney's fees. Notwithstanding the foregoing, LICENSEE may elect in writing to be released from its license any such Licensed Patents and/or Licensed Applications at any time, in which event it shall thereafter have no obligation to reimburse FOUNDATION for any future expenses relating to such patent or patent application.

     5.4 FOUNDATION shall direct counsel prosecuting the Licensed Applications to provide LICENSEE an opportunity to review and comment on all papers to be filed with any patent office at least fifteen (15) business days before such filing, and to include in such papers any arguments and claims as LICENSEE may request, and to promptly provide to LICENSEE copies of any documents received from any patent office relating to the Licensed Applications.


                                      VI

                     ROYALTIES AND MINIMUM ROYALTIES TO BE
                       PAID DURING THE LICENSE AGREEMENT
                       ---------------------------------

     6.1 Beginning on March 1, 1998, and continuing for a three (3) year period thereafter, LICENSEE shall pay FOUNDATION a Thirty Thousand Dollar ($30,000.00) maintenance fee for that License Year, and following such three (3) year period, LICENSEE shall pay FOUNDATION a Fifty Thousand Dollar ($50,000.00) maintenance fee for each License Year during the term of this Restated Agreement. Such monies will be considered as a credit for any royalties due for that License Year under this Restated Agreement and the royalty reports may reflect the use of such credit. Such provision is to be construed as an annual maintenance fee payment requirement and none of the maintenance fee payments are refundable or applicable to succeeding License Years.

     6.2 LICENSEE will pay to the FOUNDATION a royalty of * of the Net Sales Price of Licensed Products within the scope of an issued Valid Claim in the country of manufacture or sale.

     6.3 If a Licensed Product is covered in the country of manufacture or sale only by a Valid Claim of a Licensed Patent owned jointly by the FOUNDATION and LICENSEE, the royalty rate * .

     6.4 If a Licensed Product is covered in the country of manufacture or sale only by a Valid Claim of a Licensed Application, * of the Net Sales Price.

     6.5 In the event that a Licensed Product is sold in combination as a single product with another product or component whose sale and use are not covered by a claim within the Sponsored Research Intellectual Property Rights in the country for which the combination product is sold, Net Sales Price from such sales for purposes of calculating the amounts due under this Article VI above shall be calculated by multiplying the Net Sales Price of that combination by the fraction A/(A+B), where A is the selling price of the Licensed Product and B is the selling price of the other product or component sold separately. In the event that no such separate sales are made, the Net Sales Price for royalty determination shall be as reasonably allocated by LICENSEE between such Licensed Product and such other product or component, based upon their relative importance and proprietary protection.

     6.6 If LICENSEE or its sublicensee is required to pay a third party with respect to a license for intellectual property rights or other technologies which LICENSEE, or its sublicensee, in its reasonable judgment, determines are necessary to practice the Sponsored Research Intellectual Property Rights, LICENSEE may offset such amounts against royalties due to FOUNDATION for such Licensed Product. Notwithstanding the foregoing provisions of this Section 6.6 in no event shall the royalties due to FOUNDATION hereunder be reduced * of the amount that would otherwise be due FOUNDATION pursuant to this Restated Agreement.

     6.7 If LICENSEE or its sublicensee is required to pay a third party with respect to a license for intellectual property rights or other technologies which LICENSEE, or its sublicensee, in its reasonable judgment, determines are necessary or useful to make, use or sell a Licensed Product, but are not required to practice the Sponsored Research Intellectual Property Rights, LICENSEE may offset such amounts owing to such third parties against royalties due to FOUNDATION for such Licensed Product. Notwithstanding the foregoing provisions of this Section 6.7 in no event shall the royalties due to FOUNDATION hereunder be so * of the amount that would otherwise be due FOUNDATION pursuant to this Restated Agreement.

     6.8 It is understood and agreed that regardless of any credits or offsets to which LICENSEE or its sublicensees are entitled under the terms of this Restated Agreement, the royalty payments due FOUNDATION under this Article 6 * Net Sales Price of any Licensed Product.

     6.9 In the event that more than one Valid Claim within the Licensed Patents is applicable to any Licensed Product, then only one royalty shall be paid to FOUNDATION in respect of such Licensed Product. It is understood that royalties shall only be payable under this Article VI with respect to Licensed Products whose sale would infringe a Valid Claim in the country for which such Licensed Product is sold. In no event shall more than one royalty be due hereunder with respect to any Licensed Product unit, nor shall a royalty be payable under this Article VI with respect to sales of Licensed Products for use in research and/or development, in clinical trials or as samples.

     6.10 With respect to the possible renegotiation of royalty rates with regard to any Sponsored Research Intellectual Property Rights subject to this Agreement, FOUNDATION shall promptly notify LICENSEE if it believes that any such a renegotiation is required under the Tax Reform Act of 1986 specifically identifying the applicable intellectual property, and in such event the following shall apply:

          6.10.1 Fair Consideration. FOUNDATION and LICENSEE have determined
                 ------------------
that the consideration payable to the FOUNDATION pursuant to this Agreement is fair and competitive with respect to all reasonably conceivable inventions and other intellectual property which might be developed by FOUNDATION under any of the Sponsored Research Agreements at the time each Sponsored Research Agreement was executed.

          6.10.2 Limited Renegotiation Events.  If, notwithstanding the above,
                 ----------------------------
inventions or other discoveries are developed during the term of this Agreement which were not reasonably conceivable as arising out of or resulting from the research conducted under the Sponsored Research Agreements (each an "Invention") and with respect to which the consideration payable to FOUNDATION under this Agreement is not reasonably believed by FOUNDATION to be competitive, FOUNDATION shall notify LICENSEE in writing of such determination; provided, however, that any such renegotiation right of FOUNDATION shall cease and be of no further force or effect with respect to any Invention from and after 180 days after the time at which the first Licensed Application on such Invention is filed or other intellectual property protection is first sought (or, in the case of a Biological Material, after the time such Biological Material is first indicated as a possible Invention by LICENSEE). In the event that LICENSEE disputes such determination of FOUNDATION and the request for renegotiation, LICENSEE shall have a right, but not the obligation, to submit the issue to arbitration pursuant to Article XIV hereunder. The arbitration result shall be final and binding. The arbitrator or Panel shall determine whether (i) it was reasonably conceivable as of the date the applicable Sponsored Research Agreement was entered that the subject Invention might have been made or otherwise developed in connection with the Sponsored Research Agreement and, if not, (ii) whether the compensation payable under the Agreement is reasonably competitive with regard to such Invention, based on all relevant circumstances, including without limitation, the Warrant Agreement provided in partial consideration for the grant of rights in this Agreement (the "Issues"). The expenses of the arbitration shall be borne by LICENSEE, except that the Arbitrator may assign the expenses to FOUNDATION if, in the Arbitrator's opinion, the decision by FOUNDATION to request arbitration was clearly unreasonable. If either of the Issues is resolved in favor of LICENSEE, there shall be no renegotiation of consideration payable with respect to the Inventions or Licensed Products. If both Issues are resolved in favor of FOUNDATION, the parties shall proceed as set forth in subparagraph (iii) hereunder.

          6.10.3 Renegotiation Process. If either LICENSEE agrees to renegotiate
                 ---------------------
the consideration payable without arbitration or if the Arbitrator determines the Issues in favor of

FOUNDATION, LICENSEE shall have an exclusive right for 90 days to negotiate with FOUNDATION a royalty arrangement reasonably acceptable to FOUNDATION, which shall use reasonable efforts to reach satisfactory agreement with LICENSEE.

          6.10.4 Right of First Refusal.  In the event that FOUNDATION and
                 ----------------------
LICENSEE are unable to reach agreement within such 90 day period, FOUNDATION shall then have the right to negotiate with third parties other than LICENSEE with respect to the exclusive licensing of the particular Invention in question; provided, however, that if FOUNDATION proposes to enter into any agreement for the licensing of such Invention to any third party, FOUNDATION shall notify LICENSEE in writing of the proposed terms and LICENSEE shall have a right of first refusal exercisable within 30 days of receipt of such notice to enter into an exclusive license with FOUNDATION on substantially similar terms.

     6.11 Royalties due under this Article VI shall be payable on a country-by-country and Licensed Product-by Licensed Product basis until the expiration of the last-to-expire issued Valid Claim covering such Licensed Product in such country. It is understood that LICENSEE'S obligation to pay royalties with respect to a particular Licensed Product shall cease:

          (i) if the applicable claims in the Licensed Patent in any particular country are held invalid by an unappealed or unappealable decision of a court of competent jurisdiction, in that particular country, or

          (ii) upon expiration of the last to expire Licensed Patent covering such Licensed Product in a country;

          (iv) if FOUNDATION abandons its patent solicitation efforts for all Licensed Applications, and no issued Licensed Patent is in force.


                                      VII

                        ACCOUNTING AND PAYMENT SCHEDULE
                        -------------------------------

     7.1 Payment, reporting and financial accounting shall be on a quarterly basis and LICENSEE will deliver to the FOUNDATION within sixty (60) days after the end of each quarter of the License Year a report in writing setting forth sales of Licensed Products (including a negative report if appropriate) and will accompany such report with an appropriate payment of royalty or maintenance fee due for such period. LICENSEE will keep accurate records, certified by it, showing the information by which LICENSEE arrived at a royalty determination and upon FOUNDATION's written request, but not more frequently than once per calendar year, will permit a person appointed by the FOUNDATION and acceptable to LICENSEE after entering into a confidentiality agreement with LICENSEE, at FOUNDATION's expense, to make such inspection of said records at agreed times during LICENSEE's regular business hours for the sole purpose of and to the extent necessary to verify royalty reports made by LICENSEE with respect to Net Sales Price received not more than three (3) years prior to the date of FOUNDATION's request. The report for the first quarter of the first License Year will include any sales of Licensed Products by LICENSEE prior to the date of this Restated Agreement and will be accompanied by appropriate payment of royalty therefor in the U.S. dollars. To the extent that LICENSEE does not have the right to grant to FOUNDATION the right to audit its sublicensees' books and records hereunder, LICENSEE shall endeavor to obtain for itself such right and at the request and expense of FOUNDATION, LICENSEE shall exercise such audit right with respect to sublicensees, and to the extent its contractual obligations to the sublicensee permit, provide the results of such audit for inspection by FOUNDATION pursuant to this Section 7.1.

     7.2 Conversion from foreign currencies, if any, shall be based upon the conversion rate for conversion of the foreign currency into U.S. Dollars, quoted for current transactions for buying U.S. Dollars, as reported in The Wall Street
                                                                 ---------------
Journal for the last business day of the calendar quarter to which such payment
--------
pertains.

     7.3 Payments which are delayed beyond the sixty (60) days after the end of the quarter in which they become due shall bear interest at a rate equal to the prime rate as reported by Chase Manhattan Bank, New York, calculated on the number of days such payment is delinquent.


                                     VIII

                                     TERM
                                     ----

     8.1 The aforesaid exclusive license shall commence on April 1, 1993 and unless terminated earlier pursuant to Article XIII, continue in full force and effect on country-by-country and Licensed Product-by-Licensed Product basis until the expiration, revocation or invalidation date of the last Licensed Patent or of the abandonment of the last Licensed Application in such country, whichever is later. LICENSEE's license with respect to Biological Research Materials and Technical Information in each country shall survive the expiration of this Restated Agreement and shall be deemed fully-paid as of such date.


                                      IX

                               DUTY OF DILIGENCE
                               -----------------

     9.1 LICENSEE shall use its reasonable efforts to effect the introduction of Licensed Product(s) into the commercial market as soon as practicable consistent with sound and reasonable business practices. Upon and after such introduction and consistent with sound and reasonable business practices, LICENSEE agrees to continue to use its reasonable efforts to maximize commercial sales of Licensed Products for the duration of the term of this Agreement. LICENSEE further agrees to use reasonable best efforts to maintain quality control over Licensed Products and generally attend to proper, safe, fair and lawful development and exploitation of the market for Licensed Products. The foregoing diligence requirements may be satisfied by LICENSEE or its sublicensees.

                                       X

            INFRINGEMENT OF LICENSED PATENT RIGHTS BY THIRD PARTIES
            -------------------------------------------------------

     10.1 In the event that any infringement of a patent within the Sponsored Research Intellectual Property Rights shall come to the attention of the FOUNDATION or LICENSEE, then FOUNDATION and LICENSEE shall duly inform each other. LICENSEE shall have the first right (itself or through others), at its sole option, to bring suit to enforce the Sponsored Research Intellectual Property Rights, and/or defend any declaratory judgment action with respect thereto, in each case with respect to the manufacture, sale or use of a Licensed Product; provided, however, that LICENSEE shall keep FOUNDATION reasonably informed as to the defense and/or settlement of such action. FOUNDATION shall have the right to participate in any such action with counsel of its own choice at its own expense. If LICENSEE fails to initiate a patent infringement action to enforce the Sponsored Research Intellectual Property Rights against a commercially significant infringement by a third party, within * of a request by FOUNDATION to do so, (or within such shorter period which may be required to preserve the legal rights of FOUNDATION under the laws of the relevant government), FOUNDATION may initiate such action at its own expense; provided, prior to initiating any such action it shall notify LICENSEE of its intent to do so and shall discuss with LICENSEE and reasonably take into consideration LICENSEE's views as to whether such an action should then be pursued. LICENSEE shall have the right to participate in any such action with counsel of its own choice and its own expense.

     10.2 LICENSEE may credit any expenses (including, without limitation, attorneys and expert fees) incurred in connection with any infringement or declaratory judgment against up to * of any royalties payable by LICENSEE. Out of any damages or awards recovered by LICENSEE in such action such amounts shall be first applied to reimburse LICENSEE's and then FOUNDATION's unreimbursed expenses, including without limitation, reasonable attorneys' and expert fees and court costs. Any amount remaining belongs to *

     10.3 In any action brought by LICENSEE, LICENSEE undertakes to indemnify for and hold FOUNDATION harmless from any damages, costs or expenses incurred by reason of such litigation. LICENSEE shall not settle any claim based on the infringement of a patent within the Sponsored Research Intellectual Property Rights without the consent of FOUNDATION, which consent shall not be unreasonably withheld.


                                      XI

                                  ASSIGNMENT
                                  ----------

     11.1 The rights and obligations of the LICENSEE are not assignable without the prior written consent of FOUNDATION, which consent shall not be unreasonably withheld, except that LICENSEE may assign those rights and obligations without such consent (i) to an Affiliate of LICENSEE, or (ii) to a successor in connection with a sale of all or substantially all of LICENSEE's business or assets relating to this Restated Agreement, whether by merger, operation of law or otherwise; provided that such assignee or transferee is not bankrupt and promptly agrees in writing to be bound by the terms and conditions of this Restated Agreement.


                                      XII

                                 SUBLICENSING
                                 ------------

     12.1 LICENSEE may sublicense provided that: (i) FOUNDATION finds the sublicensee generally acceptable, which such acceptance shall not be unreasonably withheld, (ii) that all sublicensees shall be obligated to all the terms and conditions of this Restated Agreement beneficial to or protective of FOUNDATION, and (iii) that LICENSEE shall have the sublicensee guarantee compliance on all such provisions. FOUNDATION hereby agrees that any Major Pharmaceutical Company shall be an acceptable sublicensee of LICENSEE. As used herein, "Major Pharmaceutical Company" shall be any of the top fifty (50) pharmaceutical companies, ranked in order of worldwide pharmaceutical sales, as published by Scrip in its most recent ranking prior to the grant of the sublicense.

     12.2 Any sublicense granted by LICENSEE (including, without limitation, any non-exclusive sublicense) shall remain in effect in the event of any termination of this Restated Agreement and shall provide for the assignment of such sublicenses to FOUNDATION or its designee, in the event that the Restated Agreement is terminated; provided, the financial obligations of each sublicensee to FOUNDATION shall be limited to the amounts LICENSEE shall be obligated to pay to FOUNDATION for the activities of such sublicensee pursuant to this Restated Agreement.


                                     XIII

                                  TERMINATION
                                  -----------

     13.1 Either party may terminate this Restated Agreement for noncompliance with a material term of this Restated Agreement by the other party by written notice to the breaching party of its intentions to do so, if such breach is not cured within ninety (90) days after such written notice is given. However, if the party alleged to be in breach of this Restated Agreement disputes such breach within such ninety (90) day period, the nonbreaching party shall not have the right to terminate this Restated Agreement unless it has been determined by an independent arbitrator that this Restated Agreement was materially breached, and the breaching party fails to comply with its obligations hereunder within ninety (90) days after such determination.

     13.2 LICENSEE may terminate this License Agreement, in its entirety or as to any Licensed Patent or Licensed Application, or as to any particular Licensed Product, or as to any country, at any time by giving FOUNDATION at least sixty
(60) days prior written notice.

     13.3 (a) Termination of this Restated Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Restated Agreement.

          (b) Upon termination of this Restated Agreement for any reason, each party shall promptly return to the other party all Confidential Information received from the other party (except one copy of which may be retained for archival purposes).

          (c) In the event this Restated Agreement is terminated for any reason, LICENSEE and its sublicensees shall have the right to sell or otherwise dispose of the stock of any Licensed Product subject to Articles VI and VII hereof.

          (d) Articles I, VIII, X, XIV, XV and XVI and Sections 12.2 and 13.3 shall survive the expiration and any termination of this Restated Agreement. Except as otherwise provided in this Article XIII, all rights and obligations of the parties under this Restated Agreement shall terminate upon the expiration or termination of this Restated Agreement.


                                      XIV

                          ARBITRATION AND JURISDICTION
                          ----------------------------

     14.1 If a dispute arises out of or relates to this Restated Agreement, or the breach thereof, and if said dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to arbitration.

     14.2 Subject to Section 14.3, any dispute under this Restated Agreement (except any dispute relating to the validity or enforceability of any patent) which is not settled by mutual consent shall be finally settled by binding arbitration. Any such arbitration proceeding shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association and shall be held in New York, New York, unless otherwise agreed by the parties. The arbitration shall be conducted by an Arbitration Panel comprising three neutral, independent arbitrators. One arbitrator shall be appointed by FOUNDATION, one arbitrator shall be appointed by LICENSEE, and a Chairman of the Arbitration Panel shall be appointed by the first two arbitrators. The members of the Arbitration Panel shall have sufficient and appropriate education and experience to competently address the matter submitted to the Arbitration Panel for resolution. Judgment upon the arbitration award may be entered in any court of competent jurisdiction. The costs of the arbitration including administrative and arbitrators' fees, shall be shared equally by the parties and each party shall bear its own costs and attorneys' and witness' fees incurred in connection with the arbitration. No punitive damages may be granted by the arbitrators. The arbitration proceedings and the decision shall not be made public without the joint consent of the parties and each party shall maintain the confidentiality of such proceedings and decision unless otherwise permitted by the other party. The parties agree that the decision shall be the sole, exclusive and binding remedy between them regarding any and all disputes, controversies, claims and counterclaims presented to the arbitrators.

Any award may be entered in a court of competent jurisdiction for a judicial recognition of the decision and an order of enforcement.

     14.3 The FOUNDATION reserves the right and power to proceed with direct judicial remedies against LICENSEE without conciliation, mediation or arbitration for breach of the royalty payment and sales reporting provisions of this Restated Agreement after giving written notice of such breach to LICENSEE followed by an opportunity period of * in which to cure such breach. In collecting overdue royalty payments and securing compliance with reporting obligations, FOUNDATION may use all judicial remedies available.


                                      XV

                                CONFIDENTIALITY
                                ---------------

     15.1 Except as expressly provided herein or as required by law, the parties agree that, for the term of this Restated Agreement and for * thereafter, the receiving party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Restated Agreement any Confidential Information furnished to it by the disclosing party hereto pursuant to this Restated Agreement, except that to the extent that it can be established by the receiving party by competent proof that such Confidential Information:

          15.1.1 was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

          15.1.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

          15.1.3 became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Restated Agreement;

          15.1.4 was independently developed by the receiving party as demonstrated by documented evidence prepared contemporaneously with such independent development; or

          15.1.5 was subsequently lawfully disclosed to the receiving party by a person other than a party hereto.

     15.2 Each party hereto may use or disclose information disclosed to it by the other party to the extent such use or disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or making a permitted sublicense or otherwise exercising its rights hereunder, provided that if a party is required to make any such disclosure of another party's confidential information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the latter party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise).

     15.3 Except as expressly provided herein, each party agrees not to disclose any terms of this Restated Agreement to any third party without the consent of the other party; provided, reasonable disclosures may be made as required by securities or other applicable laws or other federal or national agency requirements, or to actual or prospective investors or corporate partners, or to a party's accountants, attorneys and other professional advisors. Once a disclosure has been approved, LICENSEE may make disclosures which do not materially differ therefrom without obtaining approvals from FOUNDATION.


                                      XVI

                                     OTHER
                                     -----

     16.1 LICENSEE acknowledges that title to all Biological Research Materials remains in FOUNDATION and that LICENSEE's possession of Biological Research Materials under this Agreement is by way of bailment and not conditional or unconditional sale. Upon termination for cause by FOUNDATION or termination by LICENSEE under Article XIII, LICENSEE agrees to destroy or return all Biological Research Materials to FOUNDATION and FOUNDATION shall destroy or return to LICENSEE all "Sponsor Materials" (as defined in the Sponsored Research Agreements) and any other materials provided by LICENSEE and its sublicensees unless provided otherwise in any prevailing biological materials agreements between the parties. At the natural termination of this Agreement (Article
VIII), LICENSEE shall have the right to continue to possess and use the Biological Research Materials for any and all purposes without additional payment.

     16.2 LICENSEE agrees that it will not use the indicia or names of FOUNDATION or any of its personnel in advertising, promotion, or labeling of Licensed Products without prior written approval of the FOUNDATION, which approval shall not be unreasonably withheld.

     16.3 FOUNDATION represents and warrants that (i) FOUNDATION is and shall remain the exclusive owner of the entire right, title, and interest in and to Licensed Patents and Licensed Applications (and co-owner with LICENSEE of all right, title and interest in and to the Joint Inventions and related Licensed Patents and Licensed Applications) and Sponsored Research Intellectual Property Rights; (ii) FOUNDATION has the sole right and authority to enter into this Restated Agreement and grant the rights and licenses hereunder; (iii) FOUNDATION has not previously granted and will not grant any rights in the Licensed Patents, Licensed Applications and Sponsored Research Intellectual Property Rights that are inconsistent with the rights and licenses granted to LICENSEE herein; (iv) there are no pending or threatened actions, suits, investigations, claims or proceedings in any way related to the Licensed Patents, Licensed Applications and Sponsored Research Intellectual Property Rights; (v) the Licensed Patents, Licensed Applications and Sponsored Research Intellectual Property Rights are free and clear of any lien, encumbrance, security interest and restriction on transfer and license; and (vi) FOUNDATION has and shall comply fully with 35 U.S.C. (S)(S)200 et seq. and all implementing regulations
                                      ------
necessary to perfect its ownership interest in the Licensed Patents, Licensed Applications and Sponsored Research Intellectual Property Rights.

     16.4 EXCEPT AS PROVIDED IN SECTION 16.3 AND THE WHEREAS CLAUSES, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND FOUNDATION MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     16.5 FOUNDATION by this Restated Agreement makes no representation as to the patentability and/or breadth of the inventions and/or discoveries involved in the Licensed Patents, Licensed Applications and Sponsored Research Intellectual Property Rights.

     16.6 LICENSEE agrees to defend, indemnify and hold FOUNDATION harmless from and against all liability, damages, expenses or losses for death, personal injury, illness or property damage (including reasonable attorney's fees) resulting from a claim, suit or proceeding brought by a third party against FOUNDATION and arising (a) out of use by LICENSEE or its sublicensees of inventions licensed or information furnished under this Restated Agreement, or
(b) out of any use, sale or other disposition by LICENSEE or its sublicensees of Licensed Products made by use of such inventions or information; provided that any indemnitee that intends to claim indemnification under this Article XVI shall: (i) promptly notify LICENSEE in writing of any claim with respect to which the indemnitee intends to claim such indemnification, (ii) give LICENSEE sole control of the defense and settlement thereof, and (iii) provide LICENSEE, at LICENSEE's expense, with reasonable assistance and full information with respect to such claim. LICENSEE shall have no obligation for any claim if the indemnitee seeking indemnification makes any admission, settlement, or other communication regarding such claim without the prior consent of LICENSEE, which consent will not be unreasonably withheld. As used in this clause, FOUNDATION includes its trustees, officers, agents and employees, and those of Cornell University (including CUMC) and affiliated hospitals, clinics, or other institutions affiliated with CUMC, and "LICENSEE" includes its Affiliates, contractors and sub-contractors. In discharge of the above, LICENSEE will maintain general liability insurance in the amount of at least one million ($1,000,000) per occurrence with a deductible of more than $10,000 per occurrence against damage to or destruction of property and injury to or death of individuals and against such other risks as FOUNDATION may reasonably request arising out of or in connection with any of the Licensed Products, FOUNDATION, LICENSEE and their respective officers, trustees, members of their governing boards, and employees will be named insureds under all such insurance. Such insurance will also provide that FOUNDATION will be given notice of any material modification thereof which would reduce insurance coverage of LICENSEE, and at least thirty (30) days prior written notice of cancellation or termination and reason therefore. LICENSEE will furnish FOUNDATION upon request, and in any event on execution of this Restated Agreement and on each anniversary of the Effective Date of this Restated Agreement, written confirmation issued by the insurer or an independent insurance agent confirming that insurance is maintained in accordance with the above requirements.

     16.7 This Restated Agreement shall be interpreted under the Laws of the State of New York.

     16.8 Any payment, report, notice or other communication required or permitted to be given to either party hereto shall be deemed to have been properly given and to be effective on the date of delivery if delivered in person or telecopied (with confirmed answerback) to the number provided by the other party, or five (5) days after mailing in the United States by certified first-class United States mail, postage paid, return receipt requested, to the other party's address as set forth below or to such other address as a party shall designate by written notice to the other party.

To FOUNDATION:      H. Walter Haeussler, President
                    CORNELL RESEARCH FOUNDATION, INC.
                    Cornell Business & Technology Park
                    20 Thornwood Drive, Suite 105
                    Ithaca, New York 14850

To LICENSEE:        GENVEC, INC.
                    12111 Parklawn Drive
                    Rockville, Maryland 20852
                    Attn:  President
                    with a copy to:  Vice President, Corporate Development

     16.9 LICENSEE's sole obligation to exploit the Licensed Patents, Licensed Applications and Sponsored Research Intellectual Property Rights is as set forth in Article IX. Nothing in this Restated Agreement will impair LICENSEE's right to independently acquire, license, develop for itself, or have others develop for it, similar technology performing similar functions as the Licensed Technology or to market and distribute products based on such other technology.

     16.10 The relationship of FOUNDATION and LICENSEE established by this Restated Agreement is that of independent contractors. Nothing in this Restated Agreement shall be construed to create any other relationship between FOUNDATION and LICENSEE. Neither party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

     16.11 Any delays in or failures of performance by either party under this Restated Agreement shall not be considered a breach of this Restated Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to: acts of God, acts, regulations or laws of any government, strikes or other concerted acts of workers, fires, earthquakes, floods, explosions, riots, wars, rebellion, and sabotage. Any time period for performance imposed hereunder shall be extended by the actual time of delay caused by any such occurrence.

     16.12 A waiver, express or implied, by either FOUNDATION or LICENSEE of any right under this Restated Agreement or of any failure to perform or breach hereof by the other party hereto shall not constitute or be deemed to be a waiver of any other right hereunder or of any other failure to perform or breach hereof by such other party, whether of a similar or dissimilar nature thereto.

     16.13 SUBJECT TO SECTION 16.6, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE
SAME), ARISING FROM ANY CLAIM RELATING TO THIS RESTATED AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT OR ANY THEORY OF LIABILITY.

     16.14 Headings included herein are for convenience only, do not form a part of this Restated Agreement and shall not be used in any way to construe or interpret this Restated Agreement.

     16.15 If any provision of this Restated Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law, or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Restated Agreement.

     16.16 This Restated Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

     16.17 At any time or from time to time on and after the date of this Restated Agreement, either party shall at the request of the other party (i) deliver to the other party such records, data or other documents consistent with the provisions of this Restated Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of transfer or license, and (iii) take or cause to be taken all such actions, as the other party may reasonably deem necessary or desirable in order for the other party to obtain the full benefits of this Restated Agreement and the transactions contemplated hereby.

     16.18 LICENSEE and LICENSOR have each consulted counsel of their choice regarding this Restated Agreement, and each acknowledges and agrees that this Restated Agreement shall not be deemed to have been drafted by one Party or another and will be construed accordingly.

     16.19 This Restated Agreement, together with the Sponsored Research Agreements and Material Transfer Agreement, constitute the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, representations, agreements, and understandings, written or oral, that the parties may have reached with respect to the subject matter hereof. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of each of the parties hereto. It is understood that the Sponsored Research Agreements and Material Transfer Agreement are separate and independent from this Restated Agreement and termination of any of such agreements shall not operate to terminate or otherwise affect the rights and obligations of the parties under the other agreements.

     16.20 This Restated Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.


     IN WITNESS WHEREOF, the parties have caused this instrument to be executed in duplicate as of the day and year first above written.


ATTEST:                                 CORNELL RESEARCH FOUNDATION, INC.


________________________________        By _____________________________________

                                        H. Walter Haeussler

                                        Title      President

                                        Date ___________________________________


ATTEST:                                 GENVEC, INC.


________________________________        By _____________________________________

                                        Title __________________________________

                                        Date ___________________________________